EXHIBIT 10.13

[LETTERHEAD OF TUMBLEWEED COMMUNICATIONS CORP.]

June 20, 2002

Gregory M. Capitolo

Dear Greg,

I am pleased to confirm the offer extended to you to join Tumbleweed Communications Corp. in the position of Senior Vice President-Finance and Chief Financial Officer, reporting to me, and subject to confirmation by our Board of Directors.

Salary and Bonus.    Your starting salary will be $7,708.33 per semi-monthly pay period, which is equivalent to $185,000.00 on an annualized basis. You will also be eligible for an annual performance bonus of up to $55,500.00, based on mutually agreed objectives and company performance metrics we will establish after your start date. All salary and bonus payments are subject to normal withholdings. Tumbleweed will also reimburse you for up to $2,500.00 of attorneys fees you incur personally in connection with legal advice concerning this employment offer.

Stock Options.    As part of your compensation package, you will be granted stock options to purchase 200,000 shares of Tumbleweed common stock. The stock options are subject to a vesting schedule, whereby 25% of the options vest upon completion of one year of employment at Tumbleweed, and the remaining options vest monthly thereafter over a three-year period, for a total vesting period of four years.

Termination.    If Tumbleweed unilaterally terminates your employment for any reason other than Cause, or in the case of a Constructive Termination, (i) Tumbleweed will pay you as severance payment an amount equal to six months of your base salary, paid in a lump sum within 30 days of such termination, and (ii) Tumbleweed will reimburse you for any out-of-pocket COBRA costs you incur during the first six months after such termination. In the event of termination for Cause, or if you voluntarily resign, you will not be entitled to such severance payment, or any additional payments, salary, bonus, stock option vesting, or benefits.

Change of Ownership Control.    If a Change of Ownership Control occurs, followed by your involuntary termination (except for Cause) or Constructive Termination within six months of the Change of Ownership Control, upon such termination, (i) the vesting of one year’s worth of your outstanding stock options immediately will be accelerated and (ii) you will be entitled to receive as severance the payment of an amount equal to one year of your base salary, paid in a lump sum within 30 days of such termination. For avoidance of doubt, under no circumstances will you be entitled to receive the lump sum payment described in the preceding sentence in addition to the lump sum payment described in the paragraph above titled “Termination”; either one lump sum payment provision will apply or the other but not both. “Change of Ownership Control” means any sale of all or substantially all of Tumbleweed’s assets, or any merger, consolidation, or stock sales that results in the holders of Tumbleweed’s capital stock immediately prior to such transaction owning less than 50% of the voting power of Tumbleweed’s capital stock immediately after such transaction.

Cause.    Notwithstanding the other provisions of this agreement, in the event of termination for Cause, you will not be entitled to any severance payment, or any additional payments, salary, bonus, stock option vesting, or benefits. For purposes of this agreement, “Cause” means only: the commission of a felony by you and intended to result in your substantial personal enrichment at Tumbleweed’s expense, your conviction of a crime involving moral turpitude, or your willful failure to perform your duties to Tumbleweed, which failure is deliberate, results in injury to Tumbleweed, and continues for more than 15 days after written notice is given to you. For purposes of this definition, no act or omission is considered to have been “willful” unless it was not in good faith and you had knowledge at the time that the act or omission was not in the best interests of Tumbleweed.

Constructive Termination.    For purposes of this agreement, “Constructive Termination” consists of reduction of base salary, diminution of duties, change in title or reporting relationship, change in office location by more than ten (10) miles, or the failure of any successor to the assets or business through any Change of Ownership Control to fully assume all obligations of Tumbleweed under this agreement.

Benefits Package.    Beginning on the first of the month following full time employment start date, you and your eligible dependents will be able to participate in a comprehensive benefits program including medical, dental and vision insurance.

Additionally, beginning on the first of the month following full time employment start date, you will also be able to participate in other benefit programs, including: Life and AD&D insurance; Short and Long-Term Disability insurance; and an Employee Assistance Program. Insurance premiums for employee coverage in benefit plans are paid 100% by Tumbleweed. Medical insurance premiums for eligible dependents are paid approximately 80% by Tumbleweed. Vision and Dental Insurance premiums for eligible dependents are paid 100% by Tumbleweed.

You will also be eligible to participate in a 401(k) Plan and Pre-Tax Flexible Benefits Plan. Furthermore, you will be entitled to fifteen (15) days of paid time off during your first year, accruing at the rate of 10 hours per month from your date of hire, as well other paid holidays. Additionally, you will be eligible to participate in the Tumbleweed Employee Stock Purchase Plan. Dates of eligibility for these programs are set forth in the documents governing such plans.

Proprietary Information.    As a condition of employment, you will be required to sign a Proprietary Information and Inventions Agreement. You should also note that, in accordance with federal law, you will be required to demonstrate employment eligibility, which includes verification of your identity and of your authorization to work in the United States. Tumbleweed requests that you provide documentation on your first day at work and in any event it must be provided to Tumbleweed no later than three (3) business days of your date of hire.

At-Will Employment.    If you choose to accept this offer, please understand your employment is voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, Tumbleweed is free to conclude its at-will employment relationship with you at any time, with or without cause.

Greg, we hope you agree that you have a great contribution to make to Tumbleweed, and that you will find working here a rewarding experience. We look forward to a favorable reply and the opportunity of working with you to create a successful company.

To indicate your acceptance of this offer of employment, please sign and date this confirmation form and return it to Tumbleweed. This letter, along with the Tumbleweed Communications Employee Manual and the Plan Documents governing the health and welfare benefit plans, which you will receive shortly, sets forth the terms of your employment with Tumbleweed and supersedes any prior representations or agreements, whether written or oral. The terms and conditions in the Employee Manual and the Plan Documents are subject to change at any time by Tumbleweed, subject to requirements of federal, state or local law. This letter may only be modified by a written agreement signed by you and an officer of Tumbleweed.

This offer will terminate at midnight on June 21, 2002.

/s/ JEFFREY C. SMITH
Jeffrey C. Smith Chief Executive Officer Tumbleweed Communications Corp.

Please indicate acceptance of this offer by returning this form with your signature.

I agree to and accept the enclosed offer of employment with Tumbleweed Communications. My start date will be June 20, 2002.

/s/ GREGORY M. CAPITOLO
Gregory M. Capitolo

June 20, 2002
Date